Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Statements by Experts” and to the use of our reports dated February 25, 2016, with respect to the interim combined financial statements of Enersis Chile S.A. as of September 30, 2015 and for the nine-month period then ended, and December 4, 2015, with respect to the combined financial statements of Enersis Chile S.A. as of December 31, 2014, 2013 and January 1, 2013, and for the years ended December 31, 2014 and 2013, included in this Registration Statement on Form 20-F of Enersis Chile S.A.

/s/    EY Ltda.

EY Ltda.

Santiago, Chile

March 29, 2016